                                                              EXHIBIT 99.d(viii)

                              AMENDMENT NUMBER 7 TO
                         INVESTMENT MANAGEMENT AGREEMENT

      Pursuant to the Investment Management Agreement between Hartford Investment Financial Services, LLC (formerly known as Hartford Investment Financial Services Company) ("HIFSCO") and The Hartford Mutual Funds, Inc. (formerly known as ITT Hartford Mutual Funds, Inc.) dated March 3, 1997, as amended (the "Agreement"), The Hartford Income Fund, The Hartford Inflation Plus Fund, The Hartford Short Duration Fund, The Hartford Tax-Free California Fund and The Hartford Tax-Free New York Fund are hereby included in the definition of Portfolio. All provisions in the Agreement shall apply to the management of The Hartford Income Fund, The Hartford Inflation Plus Fund, The Hartford Short Duration Fund, The Hartford Tax-Free California Fund and The Hartford Tax-Free New York Fund except as stated below.

      The advisory fee for the five new portfolios shall be accrued daily and paid monthly, based upon the following annual rates and upon the calculated daily net asset value of the Fund:

      The Hartford Income Fund and The Hartford Inflation Plus Fund


         Net Asset Value            Annual Rate
         ---------------            -----------
         First $500 million         0.60%
         Amount over $500 million   0.55%

      The Hartford Short Duration Fund, The Hartford Tax-Free California Fund and The Hartford Tax-Free New York Fund

         Net Asset Value            Annual Rate
         ---------------            -----------
         First $500 million         0.55%
         Amount over $500 million   0.50%

      This amended Agreement is effective for a period of two years from the date hereof and shall continue in effect thereafter in accordance with the provisions of Section 9 of the Agreement.

      IN WITNESS WHEREOF, the parties hereto have caused this amendment to be executed on the 31st day of October, 2002.

HARTFORD INVESTMENT FINANCIAL              THE HARTFORD MUTUAL FUNDS,
SERVICES, LLC                              INC.
                                           on behalf of:
By: /s/ David M. Znamierowski              The Hartford Income Fund
   -----------------------------------     The Hartford Inflation Plus Fund
   David M. Znamierowski                   The Hartford Short Duration Fund
   Senior Vice President, Investments      The Hartford Tax-Free California Fund
                                           The Hartford Tax-Free New York Fund

                                           By: /s/ David M. Znamierowski
                                              ----------------------------------
                                               David M. Znamierowski
                                               President